Exhibit 99.1

The First Bancshares, Inc. Reports Annual 2007 Earnings and Quarterly Dividend

Net Income increases 15.3% for 2007

HATTIESBURG, Miss.--(BUSINESS WIRE)--The First Bancshares, Inc. (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter and the year ended December 31, 2007. The Company also announced a $.075 per share quarterly dividend. The record date of the dividend will be February 1, 2008, with a payable date of February 15, 2008.

Earnings for the three months ended December 31, 2007, were $707 thousand, or $.23 per share on a diluted basis, compared to $836 thousand or $.30 per share on a diluted basis for the same quarter in 2006.

Net income for the year ended December 31, 2007, amounted to $3.82 million, a 15.3% increase over the $3.32 million reported for the year ended December 31, 2006. Diluted earnings per share for 2007 were $1.25 compared to $1.27 for 2006.

David E. Johnson, Chairman and Chief Executive officer, commented, “We are pleased to announce another record year of earnings for our organization. During the year we expanded our network by opening a new branch in Gulfport, MS. The Company is growing profitably, and we are excited about being able to expand our footprint in south Mississippi.”

The following are key achievements in the last twelve months ended December 31, 2007:

  Total loans increased 29.0% to $371.2 million.
  Total deposits increased 9.8% to $386.2 million.
  Net income increased 15.3%.
  Net interest income increased 26.9%.
  Return on Average Equity was 11.14%.
  Company opened a de novo branch in Gulfport, Mississippi.
  Company relocated into a permanent facility in Bay St. Louis, Mississippi.
  Company purchased land in Biloxi, Mississippi.

Deposits

Total deposits increased to $386.2 million in the period ended December 31, 2007, a 9.8% increase over the period ended December 31, 2006. This continued growth is attributed to superior performance in all of our branches in attracting new deposits and continued growth in our newest locations in southern Mississippi.

Loans

Total loans increased 29.0% to $371.2 million for the twelve month period ended December 31, 2007, compared to the period ended December 31, 2006. The Company is continuing to experience growth in all categories of the loan portfolio.

Net Income and Earnings Per Share

Net income was $707,000 and $3,823,000 for the three and twelve months ended December 31, 2007, compared to $836,000 and $3,315,000, respectively for the same period in 2006. Net income increased $508,000 or 15.3% for the twelve months ended December 31, 2007, compared to the twelve months ended December 31, 2006. Net Interest income increased 26.9% over the last twelve months and non-interest income increased 42.4% in that same period. Non-interest income was $3,189,000 in the twelve month period ended December 31, 2007, compared to $2,239,000. The Company has maintained a net interest margin of 4.31% in a challenging interest rate environment.

Diluted earnings per share for the three month period ended December 31, 2007, amounted to $.23 per share, a 23.3% decrease from the comparable period in 2006 of $.30. Diluted earnings per share amounted to $1.25 for the twelve month period ended December 31, 2007, a 1.6% decrease from the comparable period in 2006 of $1.27.

Dividends

At the beginning of 2007, the Company instituted a policy of paying quarterly dividends. The dividends paid in 2007 totaled $.525 per share which included quarterly dividends of $.225 per share and an annual dividend of $.30 per share compared to an annual dividend of $.16 per share paid in 2006.

The Company

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First operates 10 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global under the symbol FBMS.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands, except earnings and book value per share)

	For three months ended December 31,		For twelve months ended Decmeber 31,
	2007	2006	2007	2006

Interest income	$8,758	$7,289	$33,399	$23,760
Interest expense	4,210	3,178	15,143	9,376
Net interest income	4,548	4,111	18,256	14,384
Provision for loan losses	355	217	1,321	800
Net interest income after provision for loan losses	4,193	3,894	16,935	13,584
Non-interest income	862	607	3,189	2,239
Non-interest expense	3,983	3,306	14,823	11,139
Income before income taxes	1,072	1,195	5,301	4,684
Income taxes	365	359	1,478	1,369
Net income	$707	$836	$3,823	$3,315
Basic:
Earnings per share	$.24	$.31	$1.28	$1.35
Diluted:
Earnings per share	$.23	$.30	$1.25	$1.27
	Dec 31, 2007	Dec 31, 2006

Total assets	496,056	417,758
Cash and due from banks	11,118	10,415
Federal funds sold	223	8,772
Investment securities	87,096	91,810
Loans, net of unearned interest	371,223	287,875
Deposits-interest bearing	330,815	293,055
Deposits-non interest bearing	55,353	58,667
Total deposits	386,168	351,722
Borrowed funds	60,773	20,827
Subordinated debentures	10,310	11,341
Stockholders' equity	36,281	32,354
Book value (per share)	12.14	11.32
Total shares outstanding	2,988,551	2,857,939

CONTACT:
The First Bancshares, Inc.
David Johnson, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998